EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of March 4, 2008, by and between True Product ID, Inc., a Delaware corporation (referred to herein as "TPID" or the “Company”), and Wilson W. Hendricks III ("Executive") (collectively, the “parties” and separately each a “party”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.    EMPLOYMENT. The Company hereby agrees to continue to employ Executive as the CEO and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2.    TERM. The period of employment of Executive by the Company under this Agreement (the "3 years") shall commence on the date hereof (the "Commencement Date") and shall continue through the third anniversary thereof. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3.    POSITION AND DUTIES. During the Employment Period, Executive shall serve as CEO and shall report solely and directly to the Company's Board of Directors. Executive shall have those powers and duties normally associated with chief executive officers in entities comparable to the Company and such other powers and duties as may be prescribed by the Company; PROVIDED THAT, such other powers and duties are consistent with Executive's position as CEO of the company. Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder to (i) manage Executive's personal, financial and legal affairs and (ii) to serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive's continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.    [INTENTIONALLY DELETED].

5.    COMPENSATION AND RELATED MATTERS.

          (a) BASE SALARY AND BONUS. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $240,000.00 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") shall review Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive may be paid an annual bonus (the "Bonus"), as may be provided for under the annual incentive plan maintained by the Company and/or as the Committee so determines in its sole discretion.  Salary of Executive shall be increased by 8 % each year on the anniversary of this Agreement, if the Company has a gross profit.

          (b) EXPENSES. The Company shall promptly reimburse Executive for all  business expenses upon the presentation of  itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. All travel and incidental travel expenses commensurate with the position of the Executive shall be paid by the Company. The company shall cover all the expenses of Executive for Uniform and cleaning. In addition, during the Employment Period, Executive shall be entitled to, at the sole expense of the Company, the use of an automobile appropriate to his position and no less favorable than the automobile provided, or $ 1,000.00 dollars per month plus insurance and maintenance.  Additionally, Executive shall be entitled to, at the sole expense of the Company, non–dialup home internet access, cellular phone and laptop computer appropriate to his position.  Executive shall receive a club allowance during his employment by the Company appropriate to his position.

          (c) VACATION. Executive shall be entitled to the 4 weeks of vacation of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, or such greater amount as provided for under the policies of the Company, as detailed in the Employee Handbook. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled under the Company's policies, as detailed in the Employee Handbook. The vacation and sick days may accrue during the length of employment.

        (d) SERVICES FURNISHED. During the Employment Period, the Company shall furnish Executive, with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than those that he was receiving immediately prior to the date of this Agreement or, if better, as provided to other senior executive officers of the Company.

        (e) WELFARE, PENSION AND INCENTIVE BENEFIT PLANS AND

PERQUISITES. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents, under the age of 22 years old, to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

        (f)   STOCK ISSUANCE.

(i).

The Committee shall cause the Company to grant Executive five hundred thousand (500,000) restricted shares of the Company's common stock immediately upon completion of the 100 to 1 reverse split, which shares shall be certified by the board of directors of the Company to be non-assessable, fully paid, and issued without recourse of any kind or manner and are fully vested as of the date of this Agreement.   At the end of the first year of the Term, Executive shall have the opportunity to receive an additional five hundred thousand (500,000) restricted shares of the Company’s common stock (again upon completion of the 100 to 1 reverse split), based on Executive’s performance of certain performance criteria which shall be determined by the Compensation Committee of the Company after execution of this Agreement.

 (g)  LIFE INSURANCE

Executive acknowledges that his skills and talents are of value to the Company and that replacing the skills and talents of Executive will be a significant strain on the Company.  Executive acknowledges that Company will be a beneficiary of any life insurance policy Company will take out on the life of Executive.

The Company shall maintain a term life insurance policy on Executive’s life in an amount not less than $1,000,000.00 million dollars.  The Company shall maintain said policy in the minimum amount during the term of Executive’s employment.  In the event that Executive shall die during his employment with the Company, the policy shall pay 75% of the face value of the policy, to Executive’s estate or to such other persons as Executive shall direct in writing to the Company, with the remaining percentage to be paid to the Company.

  6.    TERMINATION. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

           (a) DEATH. Executive's employment hereunder shall terminate upon his death.

           (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for

"Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

         (c) CAUSE. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

                (i) final conviction of or plea of guilty or no contest to a felony involving moral turpitude; or

               (ii) willful misconduct that is materially and demonstrably injurious economically to the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company ("Affiliates") thereof. Cause shall not exist under paragraph (ii) unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters of the Board (excluding Executive if he should be serving thereon) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

                  (d) GOOD REASON. Executive may terminate his employment for "Good Reason" within ninety (90) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

                  (i) (A) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); PROVIDED, HOWEVER, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity

(other than such change which would have a material and adverse effect on Executive's duties or responsibilities) and does not involve any other event set forth in this paragraph (d) or a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company;

                  (ii) a reduction in Executive's Base Salary;

                 (iii) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

                 (iv) the Company's or any Affiliate's failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement;

                 (v) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 13(a); or

For purposes of clauses (i) through (v) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to mental or physical illness and Executive's continued employment shall not constitute consent to or a waiver of rights with respect to, any event or condition constituting Good Reason.

               (e) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

               (f) WITHOUT GOOD REASON. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7.    TERMINATION PROCEDURE.

             (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

              (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii)

if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8.    COMPENSATION UPON TERMINATION OR DURING DISABILITY. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

             (a) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

 (i) within ten (10) days following such termination, the Company shall pay to Executive (A) his Base Salary earned and/or accrued, but unpaid through the Date of Termination, as soon as practicable following the Date of Termination, and (B) any accrued vacation pay; and (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of (_1_) year following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; PROVIDED, THAT, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), PROVIDED, THAT, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and

(ii) the Company shall reimburse Executive pursuant to Section 5 for  expenses incurred, but not paid prior to such termination of employment; and

 (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

  (iv) with respect to equity awards granted or made on or after the Commencement Date, notwithstanding the terms or conditions of any stock option, stock appreciation right, restricted stock or similar  agreements between the Company and Executive to the contrary, and for purposes thereof, such agreements shall be deemed not to be amended in  accordance with this Section 8(a)(v) if need be as of the Date of Termination under Paragraph 6(d) or 6(e) of this Agreement and neither the Company, the Board nor the Committee shall take or assert any position contrary to the foregoing, such that Executive shall vest, as of the Date of Termination, in all rights under such agreements (E.G., stock options that would otherwise vest after the Date of Termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the end of the term of such awards (regardless of any termination of employment restrictions therein contained) and restricted stock held by Executive shall become immediately vested as of the Date of Termination.

      (b) TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

              (i) the Company shall pay Executive his Base Salary and his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

             (ii) the Company shall reimburse Executive pursuant to Section 5 for expenses incurred, but not paid prior to such termination of employment; and

            (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

     (c) DISABILITY. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b).

(i)   the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable  following the Date of Termination, and  (B) Continued Benefits (as defined in Section 8(a)(i) above for (_1_) year; and

(ii)  the Company shall reimburse Executive pursuant to Section 5 for  expenses incurred, but not paid prior to such termination of employment; and

          (iii)   Executive shall be entitled to any other rights, compensation and/or benefits as may be earned and due to Executive in accordance with the terms and provisions of any Agreements, plans or programs of the Company.

       (d) DEATH. If Executive's employment is terminated by his death:

             (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary and accrued vacation pay through the Date of Termination, and shall provide Executive's spouse and dependents with Continued Benefits for (1) year and Health coverage and life insurance payment or life insurance pay out from company policy.

             (ii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

9.    MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise.

10.   RESTRICTIVE COVENANTS.

     (a) CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

     (b) NON-COMPETITION/NON-SOLICITATION. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that he will execute the Company’s standard  Executive Non-Competition, Non-Disclosure And Non-Solicitation Agreement which, when executed, will be made a part of and incorporated into this Agreement.

11.   INDEMNIFICATION. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

12. ARBITRATION.  Except as provided for in Section 10 of this Agreement and in the Executive Non-Competition, Non-Disclosure And Non-Solicitation Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in the Commonwealth of Pennsylvania, in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

13.   SUCCESSORS; BINDING AGREEMENT.

         (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (b) EXECUTIVE'S SUCCESSORS. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary (ies), estate or other legal representative(s). If

Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

14. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid,

addressed as follows:

            If to Executive:

Wilson W. Hendricks III

224 North Mill View Way

Ponte Vedra Beach, FL 32082-4389

            If to the Company:

True Product ID, Inc.

1615 Walnut Street

3rd Floor

Philadelphia, PA 19103

            With a copy to:

Thomas J. Hess

Thomas J. Hess, P.A.

1401 Brickell Ave.

Suite 825

Miami, Florida 33131

(305) 373-0330 (phone)

(305) 373-2735 (fax)

tjhess@earthlink.net (e-mail)

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. ENTIRE AGREEMENT. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

19. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

20. NONCONTRAVENTION. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

21. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

22.  SEVERABILITY.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

 Executive

_____________________________________

WILSON W. HENDRICKS III

TRUE PRODUCT ID, INC.

BY:_________________________________

      Michael J. Antonoplos

      Secretary

TRUE PRODUCT ID, INC.

CORPORATE SEAL